Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Lee Newitt
(704) 344-8150
lnewitt@fairpoint.com

Media Contact:
Sabina Haskell
(802) 658-7351
shaskell@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2012 FOURTH QUARTER AND FULL YEAR RESULTS

•	Unlevered Free Cash Flow[1], before storm impact, of $16 million for the quarter and $112 million for the full year

•	Adjusted EBITDA[1], before storm impact, of $66 million for the quarter and $278 million for the full year

•	Full year capital expenditures of $145 million as compared to $176 million in 2011

•	Net loss of $32 million for the quarter and $153 million for the full year

•	Refinancing complete with maturities extended by more than 3 years and lower total debt service

•	Management provides financial guidance for 2013

Charlotte, N.C. (March 6, 2013) - FairPoint Communications, Inc. (NasdaqCM: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the fourth quarter and full year ended Dec. 31, 2012. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (ET) on Thursday, March 7, 2013.

“We're pleased with our 2012 performance,” said Paul H. Sunu, Chief Executive Officer of FairPoint. “Successful execution on our 'four pillar' strategy allowed us to generate free cash flow in 2012 and begin the transformation of our revenue composition for growth. In 2013, we expect to flatten our top line trend and, by year-end, start to grow revenue on a sequential quarterly basis.”

Operating Highlights

FairPoint continues to see positive momentum in its growth-oriented business and broadband products. Data and Internet services revenue in the fourth quarter grew 13.1% versus a year ago and products like FairPoint's Ethernet service offerings attracted new customers. Growth in business and broadband products is a key component of FairPoint's strategy to transform its revenue composition and offset continued erosion in the Company's legacy access products like residential voice.

Ethernet services contributed approximately $12 million of revenue in the fourth quarter of 2012 as compared to $7 million in the fourth quarter of 2011. Growth in the Company's Ethernet products is expected to continue as regional banks, healthcare networks and wireless carriers transition away from legacy technologies like frame relay.

Broadband subscribers grew 3.9% year-over-year and 1.2% sequentially—an acceleration versus the third quarter of 2012. FairPoint added more than 12,000 broadband subscribers in 2012, as penetration reached 34.3% of voice access lines at year end.

Voice access lines declined 7.8% in 2012 as compared to 8.4% in 2011. The improvement was driven largely by a slowdown in the rate of loss in business voice access lines, which declined 3.7% in 2012 as compared to 5.1% in 2011.

As of Dec. 31, 2012, FairPoint had approximately 3,369 employees, a decrease of 4.9% and 16.4% from Dec. 31, 2011 and Dec. 31, 2010, respectively. Headcount declined by 29 in the fourth quarter of 2012.

___________________________________
1 Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of Unlevered Free Cash Flow and Adjusted EBITDA and a reconciliation to net income or loss are contained in the attachment to this press release.

Financial Highlights

Fourth Quarter 2012 as compared to Third Quarter 2012

Revenue was $240 million in the fourth quarter of 2012 as compared to $242 million in the third quarter of 2012. The change was due in part to a loss of voice access lines in the quarter, which led to a decrease in voice services revenue. In addition, management estimates that Superstorm Sandy, which caused service interruption during the fourth quarter, resulted in an increase in wholesale service quality penalties of nearly $1 million.

Operating expenses, excluding depreciation, amortization and reorganization, were $195 million in the fourth quarter of 2012 as compared to $186 million in the third quarter of 2012. The increase was primarily the result of higher bad debt expense, the impact of Superstorm Sandy and higher employee benefits expense. Bad debt expense increased approximately $3 million sequentially, being low in the third quarter. Management estimates that costs associated with Superstorm Sandy were approximately $2 million in the fourth quarter. Employee benefits expense increased $3 million sequentially due primarily to higher claims.

Adjusted EBITDA, before storm impact, was $66 million in the fourth quarter of 2012 as compared to $74 million in the third quarter of 2012. The sequential decline was primarily the result of the changes in voice services revenue, bad debt expense and employee benefits expense described above.

Net loss decreased sequentially to $32 million in the fourth quarter of 2012 as compared to a net loss of $37 million in the third quarter of 2012. The improvement was due primarily to a higher income tax benefit in the fourth quarter.

Capital expenditures were $49 million in the fourth quarter of 2012 as compared to $38 million in the third quarter of 2012. FairPoint continued to expand its broadband footprint in New Hampshire during the fourth quarter in accordance with a regulatory commitment to reach 95% of its customers in the state by Dec. 31, 2013. As of Dec. 31, 2012, the Company estimates its broadband coverage in New Hampshire was approximately 94%.

FairPoint's cash position was $23 million as of Dec. 31, 2012, as compared to $22 million as of Sept. 30, 2012 and $17 million as of Dec. 31, 2011. The Company reported $957 million of debt outstanding under the former credit facility at year end, after further voluntary prepayments made during the fourth quarter. On Jan. 31, 2013, FairPoint closed the sale of its Idaho operations for $30 million in gross proceeds and used $8 million to repay debt under the former credit facility. On February 14, 2013, FairPoint refinanced its former credit facility with $300 million aggregate principal amount of 8.75% senior secured notes due 2019 and a new credit facility comprised of a $640 million term loan and $75 million revolving credit facility. In addition, the Company used cash on hand to pay the remaining principal, accrued interest, fees, expenses and other costs related to the refinancing. The Company's $75 million revolving credit facility is undrawn, with $63 million available for additional borrowing after applying $12 million for outstanding letters of credit.

Fourth Quarter 2012 as compared to Fourth Quarter 2011

Revenue was $240 million in the fourth quarter of 2012 as compared to $254 million a year earlier. The change was due primarily to a decline in voice services revenue and access revenue. The loss of voice access lines versus a year ago led to a decrease in voice services revenue, while a decline in switched access minutes of use led to lower switched access revenue. In addition, special access revenue declined as customers migrated from legacy access products such as DS1, DS3, frame relay and private line to wholesale Ethernet-based products, which tend to have lower average revenue per unit. Service quality penalties, which normally reduce revenue, were $2 million in the fourth quarter of 2012 as compared to a revenue benefit of $3 million a year earlier when the Company reversed certain previously accrued penalties following the favorable outcome of various regulatory proceedings. Data and Internet services revenue grew as broadband subscribers and retail Ethernet product revenues increased year-over-year.

Operating expenses, excluding depreciation, amortization and reorganization, were $195 million in the fourth quarter of 2012 as compared to $204 million a year earlier. The decrease was primarily the result of decreases in contracted services and costs of goods sold.

Adjusted EBITDA, before storm impact, was $66 million in the fourth quarter of 2012 as compared to $70 million a year earlier when the Company recognized a $2 million benefit from the reversal of certain bankruptcy claims. FairPoint implemented a number of cost reduction initiatives during 2012 which largely offset the $14 million decline in revenue year-over-year.

Capital expenditures were $49 million in the fourth quarter of 2012 as compared to $35 million a year earlier. The Company continued to expand its broadband footprint in New Hampshire as discussed above.

Net loss was $32 million in the fourth quarter of 2012 as compared to a net loss of $84 million in the fourth quarter of 2011, when FairPoint recognized a book income tax charge to true-up its deferred tax liability.

2013 Guidance

The Company expects to generate $100 to 110 million of Unlevered Free Cash Flow in 2013. Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, cash pension contributions and cash payments for other post-employment benefits (“OPEB”). In addition, for fiscal 2013, Adjusted EBITDA is expected to be $255 to 265 million, capital expenditures are expected to be approximately $135 million and aggregate cash pension contributions and cash OPEB payments are expected to be approximately $20 million.

The financial guidance provided above is after the impact of the sale of FairPoint's Idaho operations, which closed on Jan. 31, 2013. On an annual basis, the properties contributed approximately $8 million in revenue and approximately $5 million in Adjusted EBITDA, with capital expenditures of approximately $1 million. Neither the gain on the sale nor the cash proceeds received will be counted towards Unlevered Free Cash Flow or Adjusted EBITDA in 2013.

Annual Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's annual report on Form 10-K for the fiscal year ended Dec. 31, 2012, which will be filed with the SEC no later than March 18, 2013. The Company's results for the quarter and fiscal year ended Dec. 31, 2012, are subject to the completion of such annual report.

Fresh Start Accounting

On Jan. 24, 2011, the Company emerged from Chapter 11 bankruptcy protection and its Plan of Reorganization became effective. In accordance with generally accepted accounting principles, the Company adopted fresh start accounting as of Jan. 24, 2011, whereby the Company's assets and liabilities were marked to their fair value as of the date of emergence. Accordingly, the Company's consolidated statements of financial position and operations for periods after Jan. 24, 2011 are not comparable in many respects to periods prior to the adoption of fresh start accounting.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its fourth quarter 2012 results at 8:30 a.m. (ET) on Thursday, March 7, 2013.

Participants should call (866) 272-9941 (US/Canada) or (617) 213-8895 (international) at 8:20 a.m. (ET) and enter the passcode 53958194 when prompted. The title of the call is the Q4 2012 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 13187041 when prompted. The recording will be available from Thursday, March 7, 2013, at 10:30 a.m. (ET) through Thursday, March 14, 2013, at 11:59 p.m. (ET).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA and Unlevered Free Cash Flow, and adjustments to GAAP and non-GAAP measures to exclude the effect of special items. Management believes that Adjusted EBITDA provides a useful measure of operational and financial performance and removes variability related to pension contributions and payments for other post-employment benefits and that Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The maintenance covenants contained in the Company's new credit facility are based on Consolidated EBITDA, which is consistent with the pro forma calculation of Adjusted EBITDA included in the attachment to this press release. In addition, management believes that the adjustments to GAAP and non-GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA and Unlevered Free Cash Flow only supplementally. A reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 17 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except per unit and percentage data)

	FY2012	FY2011	4Q12	3Q12	2Q12	1Q12	4Q11
Summary Income Statement:
Revenue:
Voice services	$446,126	$483,766	$108,487	$111,337	$111,525	$114,777	$118,580
Access	336,000	369,336	82,476	82,015	84,686	86,823	90,204
Data and Internet services	142,911	127,323	36,668	36,793	36,118	33,332	32,418
Other services	48,612	49,065	12,039	11,907	11,124	13,542	12,960
Total revenue	973,649	1,029,490	239,670	242,052	243,453	248,474	254,162
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	782,684	836,566	194,692	186,417	190,672	210,903	203,717
Depreciation and amortization	376,614	358,406	99,845	89,782	93,780	93,207	91,951
Reorganization expense (income) (post-emergence)	(3,666)	(232)	377	172	(2,823)	(1,392)	(1,743)
Impairment of intangible assets and goodwill	—	262,019	—	—	—	—	—
Total operating expenses	1,155,632	1,456,759	294,914	276,371	281,629	302,718	293,925
Loss from operations	(181,983)	(427,269)	(55,244)	(34,319)	(38,176)	(54,244)	(39,763)
Other income (expense):
Interest expense	(67,610)	(73,128)	(16,608)	(16,991)	(16,983)	(17,028)	(17,173)
Other income (expense), net	739	1,659	14	548	(125)	302	472
Total other expense	(66,871)	(71,469)	(16,594)	(16,443)	(17,108)	(16,726)	(16,701)
Loss before reorganization items and income taxes	(248,854)	(498,738)	(71,838)	(50,762)	(55,284)	(70,970)	(56,464)
Reorganization items	—	897,313	—	—	—	—	—
(Loss) income before income taxes	(248,854)	398,575	(71,838)	(50,762)	(55,284)	(70,970)	(56,464)
Income tax benefit (expense)	95,560	(226,613)	39,658	13,433	18,211	24,258	(27,520)
Net (loss) income	$(153,294)	$171,962	$(32,180)	$(37,329)	$(37,073)	$(46,712)	$(83,984)

Reconciliation of Adjusted EBITDA (before storm impact) and Unlevered Free Cash Flow (before storm impact):
Net (loss) income	$(153,294)	$171,962	$(32,180)	$(37,329)	$(37,073)	$(46,712)	$(83,984)
Income tax (benefit) expense	(95,560)	226,613	(39,658)	(13,433)	(18,211)	(24,258)	27,520
Interest expense	67,610	73,128	16,608	16,991	16,983	17,028	17,173
Depreciation and amortization	376,614	358,406	99,845	89,782	93,780	93,207	91,951
Pension expense (1a)	17,809	12,185	4,005	4,166	4,573	5,065	3,313
OPEB expense (1a)	50,875	39,601	11,899	11,729	13,373	13,874	10,153
Severance	6,380	8,006	938	592	1,907	2,943	4,360
Restructuring costs (1b)	1,335	21,053	258	338	276	463	275
Storm expenses (1c)	3,000	4,040	3,000	—	—	—	—
Other non-cash items, net (1d)	3,518	(651,943)	2,068	1,211	395	(156)	(53)
All other allowed adjustments, net (1e)	(675)	(1,055)	(288)	(358)	143	(172)	(248)
Adjusted EBITDA, before storm impact	$277,612	$261,996	$66,495	$73,689	$76,146	$61,282	$70,460
Adjusted EBITDA margin	28.5%	25.4%	27.7%	30.4%	31.3%	24.7%	27.7%
Pension contributions	(17,850)	(6,178)	—	(7,344)	(5,156)	(5,350)	—
OPEB payments	(3,183)	(1,763)	(1,125)	(656)	(794)	(608)	(482)
Capital expenditures	(145,066)	(176,125)	(49,070)	(37,669)	(32,070)	(26,257)	(35,110)
Unlevered Free Cash Flow, before storm impact	$111,513	$77,930	$16,300	$28,020	$38,126	$29,067	$34,868

Pro Forma Reconciliation of Adjusted EBITDA (new definition)(2) and Unlevered Free Cash Flow:
Adjusted EBITDA, before storm impact	$277,612	$261,996	$66,495	$73,689	$76,146	$61,282	$70,460
Compensated absences (2a)	329	(462)	(3,925)	(4,490)	(2,864)	11,608	(2,966)
Adjusted EBITDA (new definition)(2)	$277,941	$261,534	$62,570	$69,199	$73,282	$72,890	$67,494
Adjusted EBITDA margin	28.5%	25.4%	26.1%	28.6%	30.1%	29.3%	26.6%
Pension contributions	(17,850)	(6,178)	—	(7,344)	(5,156)	(5,350)	—
OPEB payments	(3,183)	(1,763)	(1,125)	(656)	(794)	(608)	(482)
Capital expenditures	(145,066)	(176,125)	(49,070)	(37,669)	(32,070)	(26,257)	(35,110)
Unlevered Free Cash Flow	$111,842	$77,468	$12,375	$23,530	$35,262	$40,675	$31,902

	FY2012	FY2011	4Q12	3Q12	2Q12	1Q12	4Q11

Select Operating and Financial Metrics:
Residential access lines	586,725	645,453	586,725	602,530	619,240	631,724	645,453
Business access lines	299,701	311,241	299,701	303,904	306,682	309,078	311,241
Wholesale access lines (3)	65,641	76,065	65,641	67,886	69,375	72,233	76,065
Total switched access lines	952,067	1,032,759	952,067	974,320	995,297	1,013,035	1,032,759
% change y-o-y	(7.8)%	(8.4)%	(7.8)%	(7.8)%	(7.8)%	(8.1)%	(8.4)%
% change q-o-q	N/A	N/A	(2.3)%	(2.1)%	(1.8)%	(1.9)%	(2.3)%

Broadband subscribers (4)	326,367	314,135	326,367	322,551	320,812	318,510	314,135
% change y-o-y	3.9%	8.4%	3.9%	3.2%	5.1%	7.1%	8.4%
% change q-o-q	N/A	N/A	1.2%	0.5%	0.7%	1.4%	0.5%
penetration of access lines	34.3%	30.4%	34.3%	33.1%	32.2%	31.4%	30.4%

Access line equivalents	1,278,434	1,346,894	1,278,434	1,296,871	1,316,109	1,331,545	1,346,894
% change y-o-y	(5.1)%	(5.0)%	(5.1)%	(5.3)%	(5.0)%	(4.9)%	(5.0)%
% change q-o-q	N/A	N/A	(1.4)%	(1.5)%	(1.2)%	(1.1)%	(1.6)%

(1) For purposes of calculating Adjusted EBITDA, the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back of costs related to the restructuring, including professional fees for advisors and consultants,
c) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,

d) the add-back of other non-cash items except to the extent they will require a cash payment in a future period, and
e) the add-back (or subtraction) of other items including non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(2) On February 14, 2013, the Company refinanced its former credit facility with a new credit agreement. Going forward, Adjusted EBITDA will be calculated in accordance with the definition of Consolidated EBITDA in the Company's new credit agreement. Accordingly, the new definition of Adjusted EBITDA will also adjust for:

a) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual.
(3) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2012 and 2011
(in thousands, except share data)

	December 31, 2012	December 31, 2011
Assets:
Cash	$23,203	$17,350
Restricted cash	6,818	24,446
Accounts receivable, net	86,999	100,324
Prepaid expenses	20,128	18,346
Other current assets	4,219	3,312
Deferred income tax, net	16,376	17,915
Assets held for sale	12,549	—
Total current assets	170,292	181,693
Property, plant and equipment, net	1,438,309	1,663,065
Intangible assets, net	116,992	128,145
Debt issue costs, net	1,111	1,779
Restricted cash	651	651
Other assets	5,006	10,338
Total assets	$1,732,361	$1,985,671

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$10,000	$10,000
Current portion of capital lease obligations	1,220	1,252
Accounts payable	57,832	65,184
Claims payable and estimated claims accrual	1,282	22,839
Accrued interest payable	176	508
Other accrued liabilities	72,036	50,374
Liabilities held for sale	407	—
Total current liabilities	142,953	150,157
Capital lease obligations	1,470	2,690
Accrued pension obligation	203,537	157,961
Employee benefit obligations	619,108	531,634
Deferred income taxes	127,361	245,369
Other long-term liabilities	8,745	14,003
Long-term debt, net of current portion	947,000	990,000
Total long-term liabilities	1,907,221	1,941,657
Total liabilities	2,050,174	2,091,814
Commitments and contingencies (See Note 19)
Stockholders' deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,288,998 and 26,197,142 shares issued and outstanding at December 31, 2012 and 2011, respectively	262	262
Additional paid-in capital	506,153	502,034
Retained deficit	(568,239)	(414,945)
Accumulated other comprehensive loss	(255,989)	(193,494)
Total stockholders' deficit	(317,813)	(106,143)
Total liabilities and stockholders' deficit	$1,732,361	$1,985,671

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Year Ended December 31, 2012, Three Hundred Forty-One Days Ended December 31, 2011,
Twenty-Four Days Ended January 24, 2011 and Year Ended December 31, 2010
(in thousands, except per share data)

			Predecessor Company
		Three Hundred Forty-One Days Ended December 31, 2011	Twenty-Four Days Ended January 24, 2011
	Year Ended December 31, 2012			Year Ended December 31, 2010

Revenues	$973,649	$963,112	$66,378	$1,070,986
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	440,271	438,619	38,766	525,728
Selling, general and administrative expense, excluding depreciation and amortization	342,413	332,020	27,161	365,373
Depreciation and amortization	376,614	336,891	21,515	289,824
Reorganization related income	(3,666)	(232)	—	—
Impairment of intangible assets and goodwill	—	262,019	—	—
Total operating expenses	1,155,632	1,369,317	87,442	1,180,925
Loss from operations	(181,983)	(406,205)	(21,064)	(109,939)
Other income (expense):
Interest expense	(67,610)	(63,807)	(9,321)	(140,896)
Other	739	1,791	(132)	2,715
Total other expense	(66,871)	(62,016)	(9,453)	(138,181)
Loss before reorganization items and income taxes	(248,854)	(468,221)	(30,517)	(248,120)
Reorganization items	—	—	897,313	(41,120)
(Loss) income before income taxes	(248,854)	(468,221)	866,796	(289,240)
Income tax benefit (expense)	95,560	53,276	(279,889)	7,661
Net (loss) income	$(153,294)	$(414,945)	$586,907	$(281,579)

Weighted average shares outstanding:
Basic	25,987	25,838	89,424	89,424
Diluted	25,987	25,838	89,695	89,424
(Loss) earnings per share:
Basic	$(5.90)	$(16.06)	$6.56	$(3.15)
Diluted	(5.90)	(16.06)	6.54	(3.15)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Year Ended December 31, 2012, Three Hundred Forty-One Days Ended December 31, 2011,
Twenty-Four Days Ended January 24, 2011 and Year Ended December 31, 2010
(in thousands)

			Predecessor Company
	Year Ended December 31, 2012	Three Hundred Forty-One Days Ended December 31, 2011	Twenty-Four Days Ended January 24, 2011	Year Ended December 31, 2010

Cash flows from operating activities:
Net (loss) income	$(153,294)	$(414,945)	$586,907	$(281,579)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	(96,778)	(52,203)	279,868	(7,915)
Provision for uncollectible revenue	7,506	18,344	3,454	20,525
Depreciation and amortization	376,614	336,891	21,515	289,824
Post-retirement healthcare	47,692	35,183	2,654	33,216
Qualified pension	(42)	5,021	986	10,017
Loss on abandoned projects	2,862	—	—	15,132
Impairment of intangible assets and goodwill	—	262,019	—	—
Other non-cash items	866	(288)	97	4,045
Changes in assets and liabilities arising from operations:
Accounts receivable	9,587	7,863	(7,752)	12,706
Prepaid and other assets	(3,301)	(1,926)	(3,423)	(6,834)
Restricted cash	(6,164)	—	—	—
Accounts payable and accrued liabilities	3,364	(12,303)	26,627	(10,802)
Accrued interest payable	(332)	508	9,017	137,111
Other assets and liabilities, net	(4,198)	67	177	(3,816)
Reorganization adjustments:
Non-cash reorganization income	(5,002)	(7,308)	(917,358)	(20,004)
Claims payable and estimated claims accrual	(8,824)	(66,712)	(1,096)	—
Restricted cash—Cash Claims Reserve	22,219	59,888	(82,764)	—
Total adjustments	346,069	585,044	(667,998)	473,205
Net cash provided by (used in) operating activities	192,775	170,099	(81,091)	191,626
Cash flows from investing activities:
Net capital additions	(145,066)	(163,648)	(12,477)	(197,795)
Distributions from investments	759	798	—	527
Net cash used in investing activities	(144,307)	(162,850)	(12,477)	(197,268)
Cash flows from financing activities:
Loan origination costs	—	(884)	(1,500)	(1,475)
Proceeds from issuance of long-term debt	—	—	—	5,513
Repayments of long-term debt	(43,000)	—	—	—
Restricted cash	1,573	1,843	34	(62)
Proceeds from exercise of stock options	64	—	—	—
Repayment of capital lease obligations	(1,252)	(1,120)	(201)	(2,192)
Net cash (used in) provided by financing activities	(42,615)	(161)	(1,667)	1,784
Net change	5,853	7,088	(95,235)	(3,858)
Cash, beginning of period	17,350	10,262	105,497	109,355
Cash, end of period	$23,203	$17,350	$10,262	$105,497

			Predecessor Company
	Year Ended December 31, 2012	Three Hundred Forty-One Days Ended December 31, 2011	Twenty-Four Days Ended January 24, 2011	Year Ended December 31, 2010

Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	$66,619	$62,290	$—	$1,005
Income tax paid, net of refunds	562	218	—	361
Capital additions included in accounts payable, claims payable and estimated claims accrual or liabilities subject to compromise at period-end	—	854	1,818	1,961
Reorganization costs paid	1,197	20,069	11,110	41,699
Non-cash settlement of claims payable	7,668	—	—	—